Exhibit 99.1

Release Date Contact Address Internet	Immediate
July 26, 2005
Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
www.hermanmiller.com

Global Design Director for Nike Named to Herman Miller Board of Directors

John R. Hoke III will join the Herman Miller Board of Directors at the next quarterly meeting of the board on September 26 and 27, 2005.

Hoke is Vice President of Global Footwear Design for Nike, inspiring and overseeing an international team of footwear designers who conceive, create and commercialize hundreds of footwear styles annually. He also has frontline responsibility for communicating Nike’s culture of creativity both within and outside the company.

He joined Nike in 1993 after working for four years with the architect and designer Michael Graves while earning his master’s degree in architecture from the University of Pennsylvania. Hoke also holds bachelor’s degrees in architecture and design from Penn State University.

A native of Bainbridge, Maryland, Hoke attracted the notice of Nike leaders when he provided leadership and imagination for the development of Niketown stores in New York City and London. Prior to taking on his current posting in 2002, Hoke was a Global Creative Director for Nike’s image design, brand design, and footwear design.

Hoke, 40, lives with his wife and three sons in Portland, Oregon, where they enjoy sports, movies, camping, traveling and drawing.

Herman Miller helps create great places to work, heal, learn, and live by researching, designing, manufacturing, and distributing innovative interior solutions that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated over $1.51 billion in revenue during fiscal 2005. Herman Miller is widely recognized both for its innovative products and business practices. In fiscal 2004 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2005 the company was again included in Business Ethics magazine’s “100 Best Corporate Citizens” and was cited by Fortune magazine as the “Most Admired” company in its industry. The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

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